Exhibit 10.32

KONTOOR BRANDS 401(K) SAVINGS PLAN

KONTOOR BRANDS, INC. AUTHORIZED OFFICER’S RESOLUTIONS

AMENDMENT NO. 2

WHEREAS, pursuant to Section XV, Subsection (1) of the Kontoor Brands 401(k) Savings Plan (the “Plan”), Kontoor Brands, Inc, a North Carolina corporation (the “Company”), has reserved the right to amend or modify the Plan from time to time, by action of its authorized officer; and

WHEREAS, Kontoor Brands, Inc. Retirement Plans Committee (the “Committee”) is the plan administrator of the Plan; and

WHEREAS, the Company desires to amend the Plan to: (i) suspend Safe Harbor Matching Contributions to the Plan in accordance with Treasury Regulations Sections 1.401(k)-3(g) and 1.401(m)-3(h) and (ii) extend the period the VF Corporation Stock Fund and the VF Corporation ESOP Stock Fund will be available as investment options under the Plan from twelve (12) months to eighteen (18) months; and

WHEREAS, pursuant to Section XIV, Subsection (2) of the Plan, the Company has delegated to its Vice President-Chief Human Resources Officer the authority and responsibility to perform, undertake, decide and implement the Company’s “settlor” functions and decisions with respect to and under the Plan.

NOW, THEREFORE, BE IT RESOLVED: Section IV, Subsection (5) of the Plan is hereby amended by adding the following new language to the end thereof:

“Notwithstanding the foregoing provisions of this Subsection (5), no Safe Harbor Matching Contributions shall be made to the Plan on Basic Contributions (and catch-up contributions, if any) made with respect to Earnings paid after April 24, 2020. The Plan shall provide eligible employees written notice of the suspension of Safe Harbor Matching Contributions provided for in this Subsection (5) and eligible employees shall have a reasonable opportunity before the effective date of the suspension (including a reasonable period after the receipt of such written notice) to change their deferral elections. The written notice shall satisfy both the content and timing requirements of Treasury Regulation Sections 1.401(k)-3(g) and 1.401(m)-3(h).”

FURTHER RESOLVED:    Section V, Subsection (1)(i) of the Plan is hereby amended by adding the following new language to the end thereof:

“Notwithstanding the foregoing provisions of this Subsection (1)(i), in accordance with Treasury Regulation Section 1.401(k)-3(g), commencing with the 2020 Plan Year, the provisions relating to the actual deferral percentage test (as set forth above in Subsection (1)(c)) shall apply using the current year testing method described in Treasury Regulation Section 1.401(k)-2(a)(2)(ii).”

FURTHER RESOLVED:    Section V, Subsection (5)(h) is hereby amended by adding the following new language to the end thereof:

“Notwithstanding the foregoing provisions of this Subsection (5)(h), in accordance with Treasury Regulation Section 1.401(m)-3(h), commencing with the 2020 Plan Year, the provisions relating to the actual contribution percentage test (as set forth above in Subsection (5)(a)) shall apply using the current year testing method described in Treasury Regulation Section 1.401(m)-2(a)(2)(ii).”

FURTHER RESOLVED: Section VI, Subsection (1)(d) is hereby amended by deleting it in its entirety and replacing it with the following:

“(d) VF Corporation Stock Fund: The VF Corporation Stock Fund is frozen. No additional contributions or other amounts shall be invested in, or transferred to, the VF Corporation Stock Fund, with the exception of amounts transferred pursuant to the Transaction Agreement. The VF Corporation Stock Fund shall be an available investment option under the Plan for approximately eighteen (18) months after the Distribution Date. The Plan Administrator shall permit Participants to direct investments from the VF Corporation Stock Fund into other available Funds as of the Distribution Date and anticipated for approximately eighteen (18) months thereafter. It is anticipated that the Plan Administrator shall liquidate any remaining positions in the VF Corporation Stock Fund approximately eighteen (18) months after the Distribution Date, and map the proceeds therefrom to the qualified default investment alternative.”

FURTHER RESOLVED: Section VI, Subsection (1)(e) is hereby amended by deleting it in its entirety and replacing it with the following:

“(e) VF Corporation ESOP Stock Fund: The VF Corporation ESOP Stock Fund is frozen. No additional contributions or other amounts shall be invested in, or transferred to, the VF Corporation ESOP Stock Fund. The VF Corporation ESOP Stock Fund shall be an available investment option under the Plan for approximately eighteen (18) months after the Distribution Date. The Plan Administrator shall permit Participants to direct investments from the VF Corporation ESOP Stock Fund into other available Funds as of the Distribution Date and for approximately eighteen (18) months thereafter. It is anticipated that the Plan Administrator shall liquidate any remaining positions in the VF Corporation ESOP Stock Fund approximately eighteen (18) months after the Distribution Date, and map the proceeds therefrom to the qualified default investment alternative.”

FURTHER RESOLVED: The foregoing amendments shall be effective on March 23, 2020.

FURTHER RESOLVED: The provisions of the Plan are hereby modified to conform with this Plan Amendment, but in all other respects the provisions of the Plan are to be and shall remain in full force and effect.

FURTHER RESOLVED: The Committee shall be, and hereby is, authorized and directed to take such action as may be necessary and appropriate to carry out and implement this Plan Amendment and these resolutions.

FURTHER RESOLVED:    All of the acts of all of the officers and employees of the Company and the members and representatives of the Committee, whether heretofore or hereafter taken or done, which are in conformity with the intent and purposes of these resolutions, shall be and the same hereby are, in all respects ratified, approved and confirmed.

IN WITNESS WHEROF, the Company has caused these Authorized Officer’s Resolutions to be adopted and executed by its duly authorized officer on March 23, 2020.

KONTOOR BRANDS, INC.

By:    /s/ Scott Shoener
Scott Shoener
Vice President - Chief Human Resources Officer